The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Field	Value	Nationstar 2006-B
CUSIP
SECURITY_DES
DISTINCT ISSUER
ISSUER NAME
PARENT NAME
SECTOR
SETTLE DATE
Collateral Balance	$999,704,626.74
Original # of Loans	8,258
Avg. Loan Balance	$121,058.93
Initial WAC	8.90%
Initial WAM	348
Rem. WAM	337
RTG MOODY
RTG SP
RTG FITCH
Derived MOODY
Derived SP
Derived FITCH
WA FICO	601
< 500	1.54%
< 550	12.88%
<575	32.10%
< 600	53.36%
> 650	15.29%
> 700	4.58%
WA DTI	40.04%
> 40%	58.44%
> 45%	36.18%
WA LTV	79.15%
> 80	54.17%
> 90	17.31%
% IO	0.38%
IO FICO	632
IO with FICO <575	0.11%
IO LTV	82.45%
IO loans<60mo term(%Pool)	0.00%
FIXED	44.19%
% Balloons	26.35%
40 yr	24.87%
2/28 Hybrids	51.77%
3/27 Hybrids	3.63%
5/25 Hybrids	0.11%
<= 1/29 Hybrids	0.29%
% 2nd Lien	4.10%
% Silent 2nds	1.8%
MTA?	0.0%
MTA Limit	0.0%
Negam?	0.0%
MI Company	0.0%
MI coverage %	1365.45%
Single Family	82.26%
2-4 Family	0.54%
Condo	3.42%
Co-op	0.00%
PUD	10.60%
MH	1.08%
Owner	98.70%
Second Home	0.49%
Investor	0.80%
Refi	14.81%
Cash Out	75.1%
Purchase	10.1%
Full Doc	77.3%
Reduced Doc	22.7%
No Doc	0.0%
State 1	CA
% State 1	17.89%
State 2	FL
% State 2	11.96%
State 3	TX
% State 3	11.36%
State 4	AZ
% State 4	6.38%
Sub %
Initial OC %
Target OC % before stepdown
Target OC % after stepdown
Other CE%
Total CE %
Initial Excess Interest
Orignators 1	Nationstar
% Originator 1	100.00%
Orignators 2
% Originator 2
Orignators 3
% Originator 3
Issuer Contact
Issuer Number
Servicer1	Nationstar Mortgage
% Servicer 1	100.00%
Servicer 2
% Servicer 2
Servicer 3
% Servicer 3
Servicer Contact
Servicer Number
Master Servicer
Trustee
Trustee Contact
Trustee Number
Credit Risk Manager
Underwriter
Derivatives
Credit Comments
Maxim Owned
Intex Stress
Term Sheet
Hard Prossup
Elect. Prossup